Exhibit 5.3

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637
August 9, 2019	Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
www.mayerbrown.com

TransCanada Trust

TransCanada Pipelines Limited

450 - 1st Street S.W.

Calgary, Alberta, Canada, T2P 5H1

Ladies and Gentlemen:

We hereby consent to the references to this firm under the caption “Legal Matters” in the prospectus included as part of the registration statement on Form F-10 (Registration No. 333- 232968) of TransCanada Trust and TransCanada Pipelines Limited.

Very truly yours,

/s/ Mayer Brown LLP
Mayer Brown LLP

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership).